Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-209646, No. 333-202280 and No. 333-149800) of BioTelemetry, Inc. of our report dated September 21, 2015 relating to the financial statements of Telcare, Inc., which appears in this Current Report on Form 8-K/A of BioTelemetry, Inc.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
February 13, 2017